Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-173337, Amendment No. 2 to Registration Statement No. 333-167189 and Amendment No. 1 to Registration Statement No. 333-150239 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements of Genesis Energy, L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2012